Exhibit 5.1

Perkins Coie LLP 1120 N.W. Couch Street 10th Floor Portland, OR 97209-4128	T. +1.503.727.2000 F. +1.503.727.2222 perkinscoie.com

June 8, 2026

Digimarc Corporation

8500 SW Creekside Place

Beaverton, Oregon 97008

Ladies and Gentlemen:

We have acted as counsel to Digimarc Corporation, an Oregon corporation (the “Company”), in connection with the issuance and sale, from time to time, of shares of common stock of the Company, $0.001 par value per share, having an aggregate sale price of up to $17,500,000 (the “Shares”), pursuant to the Sales Agreement, dated June 8, 2026 (the “Sales Agreement”), between the Company and Needham & Company, LLC. The Shares will be issued pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-272903), as filed with the Securities and Exchange Commission on June 23, 2023, as amended by Post-Effective Amendment No. 1 thereto filed with the Commission to reflect the succession of the Company as successor issuer pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) (as so amended, the “Registration Statement”) and the related prospectus dated July 19, 2023, and prospectus supplement dated June 8, 2026 (collectively, the “Prospectus”).

We have examined the Registration Statement, the Prospectus and other instruments, certificates, records and documents, matters of fact and questions of law that we have deemed necessary for the purposes of this opinion.

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents, and (b) information provided in certificates of officers of the Company. All opinions based on the foregoing documents and certificates are as of the date of such documents and certificates, not as of the date of this opinion letter. We have not independently verified the facts so relied on.

In our examination, we have assumed the following without investigation: (i) the authenticity of original documents submitted to us as originals and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, certificates, records and documents we have reviewed.

Digimarc Corporation

June 8, 2026

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with the terms of the Sales Agreement and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed on June 8, 2026, incorporated by reference into the Registration Statement, and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or related rules, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related rules.

Very Truly Yours,

/s/ Perkins Coie LLP

PERKINS COIE LLP